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                                                                     Exhibit 3.3
                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          OUTDOOR COMMUNICATIONS, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

     Outdoor Communications, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment is as follows:

  RESOLVED, that, effective as of the date of this Amendment, the first paragraph of the FOURTH Article of the Amended and Restated Certificate of Incorporation by deleting the period at the end of such paragraph and substituting therefor the following:

  "and (c) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which 300,000 shares shall be designated Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and 4,700,000 shares shall be undesignated preferred stock, $0.01 par value per share ("Undesignated Preferred Stock")

  FURTHER RESOLVED, that, effective as of the date of this Amendment, the FOURTH Article of the Amended and Restated Certificate of Incorporation be amended to add the following section:

  "G. Undesignated Preferred Stock.
      ----------------------------

      1.  Issuance.  Subject to any limitations prescribed by law or this
          --------
Amended and Restated Certificate, the Board of Directors of the Corporation or an authorized committee thereof is expressly authorized to provide for the issuance of the shares of Undesignated Preferred Stock in one or more classes or one or more series of stock within any class, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such class or series, and to fix the designation, voting powers, preferences, qualifications, privileges and rights of the share of each such class or series and any qualifications, limitations and restrictions thereof. Any action of the Board of Directors
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or an authorized committee thereof under this paragraph G shall require an affirmative vote of a majority of the Directors then in office or a majority of the members of such committee. The Board of Directors or an authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each class or series of such Undesignated Preferred Stock to the extent permitted by law:

    (a) The distinctive class or serial designation and the number of shares constituting such class or series;

    (b) The dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

    (c) The voting powers, full or limited, if any, of the share of such class or series;

    (d) Whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

    (e) The amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

    (f) Whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

    (g) Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

    (h) The price or other consideration for which the shares of such class or series shall be issued;

    (i) Whether the shares of such class or series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and

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whether such shares may be reissued as shares of the same or any other class or series of stock; and

    (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors of the Corporation or an authorized committee thereof may deem advisable.

  Subject to the authority of the Board of Directors as set forth in clause (i) above, any shares of Undesignated Preferred Stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued Undesignated Preferred Stock under this paragraph G.


  H.    Series A Preferred Stock.
        ------------------------

    1.  Liquidation, Dissolution or Winding Up.
        --------------------------------------

    (a) The Series A Preferred Stock shall rank prior to the Common Stock in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "Liquidation Event"). In the event of a Liquidation Event, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings an amount in cash equal to the Liquidation Amount (as defined below), before any payment shall be made to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series A Preferred Stock; provided, however, that if, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

    (b) A consolidation or merger of the Corporation (except (i) into or with the Corporation or a wholly-owned subsidiary of the Corporation with requisite shareholder approval or (ii) a merger in which the beneficial owners of the Corporation's capital stock immediately prior to such transaction hold no less than fifty-one percent (51%) of the voting power in the resulting entity) or a sale of all or substantially all of the assets of the Corporation or any subsidiary thereof shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 1.

    (c) "Liquidation Amount" shall mean at any time the sum of:

        (i) $100.00 per share (subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification

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or other similar event (each, an "Adjustment Event") with respect to the Series
A Preferred Stock), plus
                    ----

          (ii) all accrued dividends to which the holders of outstanding shares of Series A Preferred Stock are entitled pursuant to paragraph 2 hereof.

      (d) Whenever the distribution provided for in this paragraph 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

      2.  Accumulation and Payment of Dividends.
          -------------------------------------

      (a) Holders of record of shares of Series A Preferred Stock, or fractions thereof, in preference to the holders of any and all other classes of capital stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor on the date of payment, cumulative cash dividends at the rate per annum of 10% of the Liquidation Amount per share of Series A Preferred Stock per annum (such amount, together with the amount set forth in the last sentence of this paragraph, the "Series A Preferred Dividends"). Series A Preferred Dividends shall begin to accrue and be cumulative (whether or not the Corporation shall have earnings or surplus at the time) on a daily basis from July 1, 1997 and shall be payable quarterly in arrears as of October 1, January 1, March 1 and July 1 in each year commencing on October 1, 1997, with payment to be made on the next succeeding business day of the Corporation, provided that such dividend shall accrue for later payment if not declared and paid as of any such date, and such dividends in any case shall be computed daily on the basis of a 365-day year counting the actual numbers of days elapsed. Series A Preferred Dividends paid in cash in an amount less than the total amount of such dividends at the time accrued and payable on all outstanding shares of Series A Preferred Stock, including fractions, shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The amount of accrued dividends on any share of Series A Preferred Stock, or fraction thereof, at any date, shall be the amount of any dividends payable thereon to and including such date, whether or not declared, which have not been paid in cash.

      (b) So long as any shares of the Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption, exchange or other retirement of any other class of stock or series thereof of the Corporation unless each of the holders of the Series A Preferred Stock shall have been paid all accrued Series A Preferred Dividends in full in cash with respect to each share of Series A Preferred Stock.

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      3.  Voting.  Except as set forth herein or as otherwise required by
          ------
law, each outstanding share of Series A Preferred Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Series A Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided that notwithstanding the foregoing, holders of shares of the Series A Preferred Stock shall be entitled to vote as a separate class on any amendment or modification of any provision of this Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Series A Preferred Stock.

      4.  No Reissuance of Series A Preferred Stock.  No share or shares of
          -----------------------------------------
Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled.

      5.  Notices of Record Date.  In the event (i) the Corporation establishes
          ----------------------
a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up."

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      IN WITNESS WHEREOF, said Outdoor Communications, Inc. has caused this
Certificate of Amendment to be signed by David F. Dietz, its Secretary, this __th day of August, 1997.

                                           OUTDOOR COMMUNICATIONS, INC.


                                           By:
                                              --------------------------------
                                              David F. Dietz
                                              Secretary

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